Exhibit 10.1

COMPANY CONTACT:                               INVESTOR RELATIONS CONTACT:
Martin McDermut                                Lippert / Heilshorn & Associates
Senior Vice President, Chief Financial Officer Lillian Armstrong, Moriah Shilton
Email: mmcdermut@suptech.com                   Email: lillian@lhai-sf.com
(805) 690-4500                                 (415) 433-3777

                   SUPERCONDUCTOR TECHNOLOGIES INC. ANNOUNCES
                              THIRD QUARTER RESULTS
             - COMMERCIAL REVENUES INCREASED 170% TO $11.6 MILLION -
                                        -

      SANTA BARBARA, CALIF., OCTOBER 30, 2003 -- Superconductor Technologies Inc. (Nasdaq: SCON) ("STI"), the global leader in high-temperature superconducting (HTS) products for wireless voice and data applications, today announced results for the third quarter and nine months ended September 27, 2003.

Total net revenues for the third quarter were $14.2 million, an increase of 26 percent compared to $11.3 million in the second quarter of 2003 and an increase of 202 percent compared to $4.7 million for the third quarter ended September 28, 2002. Net commercial product revenues for the third quarter of 2003 were $11.6 million, an increase of 30 percent compared to $8.9 million in the prior quarter and an increase of 170 percent compared to $4.3 million in the third quarter of 2002. Government and other contract revenue totaled $2.6 million during the 2003 third quarter compared to $429,000 during the year ago period. Approximately $949,000 of this increase is attributable to the acquisition of Conductus, which closed in December of 2002.

The total net loss available to common stockholders for the quarter ended September 27, 2003 was $851,000. Litigation expenses dropped to $90,000 for the quarter. This compares to a net loss of $3.1 million, including litigation expenses of $660,000, in the second quarter of 2003 and $5.4 million, including litigation expenses of $674,000, for the quarter ended September 28, 2002. The net loss during the third quarter of 2003 was $0.01 per diluted share, compared to a net loss of $0.23 per diluted share in the same quarter of 2002. The net loss available to common stockholders for the third quarter of 2002 included a deemed distribution to preferred stockholders of $570,000.

"In the third quarter we signed our fourth GPA with a major U.S. wireless carrier and received initial orders," said M. Peter Thomas, STI's president and chief executive officer. "The third quarter tends to be seasonally slow as to new orders. Our backlog stands at $2.0 million at the end of the quarter. We however, have already seen a pick up in orders in the fourth quarter. We expect this momentum to continue to build, resulting in strong growth in our orders for the fourth quarter, which should translate into a strong entry into 2004."

"STI continues to improve its manufacturing efficiencies, and we achieved 30 percent commercial gross margins for the third quarter," continued Thomas. "This translated to a net loss of less than $1 million, a marked improvement over the net loss of $3.1 million in the second quarter and a loss of $5.4 million in the year ago quarter. "

For the first nine months of 2003, total net revenues increased 114 percent to $33.0 million, vs. $15.4 million for the first nine months of 2002. Net commercial product revenues for the first nine months of 2003 were $25.6 million, an increase of 92 percent compared to $13.3 million in the year ago period. The company recorded $7.3 million in government and other contract revenues for the first nine months of 2003, vs. $2.1 million for the first nine months of 2002. Approximately $3.4 million of this increase is attributable to the acquisition of Conductus, which closed in December of 2002. The net loss available to common stockholders for the first nine months of 2003 was $12.3 million, including litigation expenses of $4.8 million, or $0.20 per diluted share, vs. $18.3 million, including litigation expenses of $2.5 million, or $0.85 per diluted share in the first nine months of 2002. The net loss available to common stockholders for the first nine months of 2002 included a deemed distribution to preferred stockholders of $1.8 million.

At September 27, 2003, STI had $13.1 million in cash and cash equivalents, and $12.3 million in working capital. The total number of common shares outstanding was 64,940,484 at September 27, 2003.

2003 FINANCIAL GUIDANCE

STI's expectations for commercial revenue growth are dependent on a relatively stable or recovering economic environment and improved wireless carrier capital expenditures in the remaining months of 2003. Its government revenue expectations are dependent upon acceptance and timing of DARPA-related contracts.

STI bases its outlook for the remainder of 2003 on increasing market acceptance, especially among target customers. STI expects fourth quarter total net revenues in the range of $13 to $17 million. STI expects to be profitable in Q4 if its revenues are near the high end of this range. STI's full year 2003 total net revenues are forecasted to be between $46 and $50 million.

Investors are cautioned the guidance above constitutes a forward-looking statement which is made with reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Risks associated with this and other forward-looking statements included in this press release are detailed below, and in STI's SEC filings.

INVESTOR CONFERENCE CALL

STI will host an investor conference call today at 2:00 p.m. pacific time, October 30, 2003. The call will be accessible live by dialing 800-572-9829. A 48-hour replay will be available by dialing 800-642-1687, pass code 3299182. The call will also be simultaneously webcast and available on STI's web site at http://www.suptech.com.

ABOUT SUPERCONDUCTOR TECHNOLOGIES INC.

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks. STI's SuperLink(TM) Solutions are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates. SuperLink(TM) Rx, the company's flagship product, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-end (CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs.

More than 3,400 SuperLink Rx systems have been shipped worldwide, logging in excess of 35 million hours of cumulative operation. In 2002 and 2003, STI was named to Deloitte & Touche's prestigious Los Angeles Technology Fast 50 program, a ranking of the 50 fastest-growing technology companies in the Los Angeles area.

SuperLink is a trademark of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.

SAFE HARBOR STATEMENT

The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI's views on future profitability, revenues, market growth, capital requirements and new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," "goals" and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: STI's ability to expand its operations to meet anticipated product demands; the ability of STI's products to achieve anticipated benefits for its customers; the anticipated growth of STI's target markets; unanticipated delays in shipments to customers; and STI's ability to achieve profitability. STI refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

                              - Tables to Follow -

                        SUPERCONDUCTOR TECHNOLOGIES INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

                                                      THREE MONTHS ENDED                              NINE MONTHS ENDED
                                              -----------------------------------           -----------------------------------
                                             Sept., 28, 2002        Sept., 27, 2003        Sept., 28, 2002        Sept., 27, 2003
                                              ------------           ------------           ------------           ------------
Net revenues:
     Net commercial product revenues          $  4,310,000           $ 11,570,000           $ 13,292,000           $ 25,630,000
     Government and other contract revenues        429,000              2,586,000              2,123,000              7,328,000
     Sub license royalties                              --                     --                 10,000                 41,000
                                              ------------           ------------           ------------           ------------
          Total net revenues                     4,739,000             14,156,000             15,425,000             32,999,000
Costs and expenses:
     Cost of commercial product revenues         4,715,000              8,150,000             15,089,000             19,450,000
     Contract research and development             316,000              1,728,000              1,515,000              4,661,000
     Other research and development              1,230,000                985,000              3,951,000              4,302,000
     Selling, general and administrative         3,336,000              4,052,000             11,592,000             16,614,000
                                              ------------           ------------           ------------           ------------
          Total costs and expenses               9,597,000             14,915,000             32,147,000             45,027,000
                                              ------------           ------------           ------------           ------------
Loss from operations                            (4,858,000)              (759,000)           (16,722,000)           (12,028,000)
     Interest income                                51,000                 44,000                198,000                147,000
     Interest expense                              (20,000)              (136,000)               (64,000)              (374,000)
                                              ------------           ------------           ------------           ------------
          Net loss                              (4,827,000)              (851,000)           (16,588,000)           (12,255,000)
Less:
       Deemed distribution attributable to
the preferred stock beneficial conversion
feature                                           (570,000)                    --             (1,756,000)                    --
                                              ------------           ------------           ------------           ------------
Net loss available to common stockholders     ($ 5,397,000)          ($   851,000)          ($18,344,000)          ($12,255,000)
                                              ============           ============           ============           ============
Basic and diluted loss per common share       ($      0.23)          ($      0.01)          ($      0.85)          ($      0.20)
                                              ============           ============           ============           ============
Weighted average number of common shares
outstanding                                     23,043,009             64,939,896             21,708,872             61,623,747
                                              ============           ============           ============           ============

                        SUPERCONDUCTOR TECHNOLOGIES INC.

                 CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

                                 DECEMBER 31, 2002    SEPTEMBER 27, 2003
                                    -----------          -----------
                                                          UNAUDITED
Cash and cash equivalents           $18,191,000          $13,115,000
Total current assets                 28,498,000           27,125,000
Total assets                         65,326,000           64,485,000
Total current liabilities            11,995,000           14,794,000
Long term liabilities                 3,807,000            2,266,000
Total liabilities                    15,802,000           17,060,000
Total stockholders' equity           49,524,000           47,425,000

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